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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AMC Entertainment Holdings, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-192912) on Form S-8 of AMC Entertainment Holdings, Inc. of our report dated March 10, 2015, with respect to the consolidated balance sheets of AMC Entertainment Holdings, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for the years ended December 31, 2014 and 2013, the period August 31, 2012 to December 31, 2012, and the 22-week period ended August 30, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of AMC Entertainment Holdings, Inc.

        Our report dated March 10, 2015 contains an explanatory paragraph that states that as a result of a change of control, effective August 30, 2012, the consolidated financial information after August 30, 2012 is presented on a different cost basis than that for the period before the change of control and, therefore, is not comparable.

/s/ KPMG LLP

Kansas City, Missouri
March 10, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm